Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Post-Effective Amendment No. 2 to the Registration Statement on Form S-1 on Form S-3 (No. 333-193869), Registration Statements on Form S-3 (Nos. 333-267369, 333-217060 and 333-232067) and the Registration Statement on Form S-8 (No. 333-269118) of Anixa Biosciences, Inc. (the “Company”) of our report dated January 10, 2025, relating to our audits of the Company’s consolidated financial statements as of October 31, 2024 and 2023, and for each of the years in the two year period ended October 31, 2024, included in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2024.

/s/ Haskell & White LLP
HASKELL & WHITE LLP

Irvine, California

January 10, 2025